UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2007, the Board of Directors (the “Board”) of Neuro-Hitech, Inc. (the “Company”) entered into an employment agreement with David Barrett, Chief Financial Officer of the Company.

The employment agreement provides Mr. Barrett with an annual base salary of $250,000. The agreement was effective as of December 1 and expires on November 30, 2010, unless further extended or sooner terminated. In addition to his base compensation, Mr. Barrett will be eligible to receive bonus compensation of up to 25% of his base salary, in amounts to be determined by the Chief Executive Officer and approved by the Compensation Committee of the Board following Mr. Barrett’s achievement of certain performance objectives. The performance objectives shall be established by the Chief Executive Officer and Mr. Barrett at the beginning of each fiscal year, and the achievement of such goals shall be reviewed at the beginning of the ensuing fiscal year. The Company has issued Mr. Barrett stock options to purchase up to 25,000 shares of the Company’s common stock, at an exercise price of $3.88 per share. The options shall vest in equal one-third increments on the first, second and third anniversaries of the commencement of the term of Mr. Barrett’s employment agreement. Mr. Barrett is also eligible to receive options to purchase up to 17,000 shares of the Company’s common stock on each anniversary of the commencement of the term of his employment.

Mr. Barrett’s employment agreement also provides for certain severance payments and benefits in the event that Mr. Barrett’s employment is terminated with or without cause, he resigns with or without good reason, he is terminated subsequent to a change in control of the company or he dies or becomes disabled. The description of the terms is qualified in its entirety by Mr. Barrett’s employment agreement with the Company, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement dated December 7, 2007 between Neuro-Hitech, Inc. and David Barrett

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: December 11, 2007	By:	/s/ David Barrett
David Barrett
Chief Financial Officer